EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter With Net Revenue of $56.3 Million, Net Income of $6.7 Million and Adjusted EBITDA of $12.8 Million and Updates Construction Budget for Monarch Casino Black Hawk

RENO, Nev., April 26, 2018 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq:MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended March 31, 2018, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2018	2017	Increase
Net revenues (1)	$56,268	$53,414	5.3%
Adjusted EBITDA (2)	12,815	12,115	5.8%
Net income	$6,741	$4,872	38.4%

Basic EPS	$0.38	$0.28	35.7%
Diluted EPS	$0.36	$0.27	33.3%

(1)	As described in the section below entitled “New Revenue Recognition Standard” the Company has changed its revenue recognition policy effective January 1, 2018. This change resulted in a $0.1 million increase in Net revenue for the quarter ended March 31, 2018. Please see the reconciliation provided at the end of this release for more information related to the changes in revenues and expenses.
(2)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our business is off to a decent start this year with healthy gaming volumes at both Atlantis Casino Resort and Monarch Casino Black Hawk. First quarter revenue and adjusted EBITDA rose 5.3% and 5.8%, respectively. Net income and diluted EPS rose 38.4% and 33.3%, respectively, partially benefiting from a lower tax rate as a result of the Tax Cuts and Jobs Act enacted late last year. Although construction disruption at Black Hawk and labor cost increases at both properties remained a challenge in the first quarter, we continued to manage expenses and optimize margins across the business, while remaining focused on delivering exceptional guest service.

“We believe Atlantis Casino Resort is well positioned to benefit from the strong current and long-term forecasted economic growth in Reno. Businesses across multiple industries are investing heavily in the region and bringing new jobs and residents to the area. We believe increased housing starts will present another opportunity for Monarch to capitalize on growth in a market where we already achieve an above fair-share of local gaming and entertainment spending.

“Despite construction disruption, Monarch Casino Black Hawk also had a strong quarter, generating its highest-ever first quarter revenue. Our construction team in Black Hawk is making considerable progress on the expansion project and the tower now is taller than both the garage and our existing facility. Notably, all costs related to the expansion during the quarter were financed from operating cash flow.  We continue transforming our property into what we believe will be the market’s premier gaming and entertainment leader, while offering superb and friendly service that drives ongoing guest satisfaction.

“During the first quarter of 2018, we completed certain modifications to the Monarch Casino Black Hawk construction project scope which we believe will provide additional revenue opportunities for our expanded resort, including enlarging the casino floor and associated amenities by approximately 6,500 square feet. In addition, we have made adjustments to the budget for the rise in construction costs and furniture, fixtures and equipment costs. Accordingly, we have increased our budget for the completion of the Monarch Casino Black Hawk hotel tower and casino expansion to approximately $264 to $269 million. The previously announced budget was approximately $229 to $234 million.

“Reno and Black Hawk remain among the healthiest of the U.S. regional gaming markets. We are well positioned to benefit from what we believe is a solid foundation for growth and continue to believe our near- and longer-term growth outlook has never been brighter.”

New Revenue Recognition Standard
On January 1, 2018, the Company adopted accounting standard update No. 2014-09 (“ASC 606”) and all the related amendments to all contracts (“new revenue standard”) which provides consistency in the reported financial information within the gaming industry. The Company applied the modified retrospective method and recognized the cumulative effect of the initial application of the new revenue standard as an adjustment to the opening balance of retained earnings. The opening retained earnings adjustment primarily related to the change in the accounting for the slot club liability from the immediate revenue/cost method to the deferred revenue method.

The new revenue standard also resulted in reclassifications to and from revenues, promotional allowances and operating expenses. Pursuant to the new FASB guidelines, food and beverage, hotel and other complimentaries are now valued at their retail price and included as revenues within their respective categories, with a corresponding decrease in gaming revenues, as the offsetting amount historically included in promotional allowances has been eliminated. In addition, the cost of providing these complimentary goods and services are now included as expenses within their respective categories, resulting in a corresponding decrease in casino expenses. While those changes have resulted in a $145 thousand increase in net revenue for the quarter, they had no impact on adjusted EBITDA and diluted EPS.

Financial results for the quarter ended March 31, 2017 have not been restated and are reported under the accounting standards in effect during that period. The Company has provided reconciliation between the new revenue standard and the old revenue standard for the quarter ended March 31, 2018 at the end of this release.

Summary of 2018 First Quarter Operating Results
For the 2018 first quarter, consolidated net revenues of $56.3 million increased 5.3% from $53.4 million in the prior year, driven by growth at both Atlantis Casino Resort and Monarch Casino Black Hawk. Primarily due to the change in revenue recognition accounting for which a reconciliation is provided at the end of this release, casino revenues declined 27.5% year over year, hotel revenues increased 12.8% and food and beverage revenues increased 9.3%. Furthermore, as a result of the change in revenue recognition, the Company is no longer reporting consolidated promotional allowances.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2018 were $15.2 million compared to $14.6 million in the prior year period, driven by an increase in labor and utility expense. As a percentage of net revenue, SG&A expenses decreased to 27.0% compared to 27.4% a year ago. Casino operating expense as a percentage of casino revenue decreased to 35.7% for the first quarter of 2018 compared to 42.8% in the first quarter of 2017 due to the adoption of the new revenue standard, partially offset by an increase in repair and maintenance expense and an increase in slot machine participation expense. Food and beverage operating expense as a percentage of food and beverage revenue increased to 77.3% during the first quarter of 2018 from 40.4% a year ago as a result of the adoption of the new revenue standard, partially offset by improvements in product cost. Hotel operating expense as a percentage of hotel revenue increased to 55.0% for the first quarter of 2018 compared to 39.1% for the same period in the prior year primarily as a result of the adoption of the new revenue standard combined with an increase in small equipment expense.

The Company generated consolidated adjusted EBITDA of $12.8 million in the first quarter of 2018, an increase of $0.7 million, or 5.8%, over the same period a year ago.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk, including the updated budget, expected costs and completion dates for the project as well as the amounts spent through March 31, 2018:

$ in millions	Budget Cost	Total Spent Through March 31, 2018	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed

Existing Facility Upgrade (2)(3)	$34 - $36	$23	$11- $13	Interior completed; Exterior 2017-2018
Total Existing Facility	$110 - $112	$99	$11 - $13

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)(4)	$264 - $269	$41	$223- $228	2Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$102	$223 - $228
Total Cost	$430 - $442	$201	$234 - $241

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).
(4) Reflects the increased budget disclosed below.

We continue to expect completion of the Monarch Casino Black Hawk hotel tower and casino expansion in the second quarter of 2019.

Credit Facility and Liquidity
Capital expenditures in the first quarter of 2018 were funded entirely from the Company’s operating cash flow. Monarch did not make any borrowings on its Amended Credit Facility. As of March 31, 2018, the amount outstanding on the Amended Credit Facility remained at $26.2 million.

Capital expenditures of $12.8 million in the first quarter of 2018 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing capital maintenance spending.

Interest expense, net of amount capitalized, for the first quarter of 2018 was $80 thousand, compared to $272 thousand in the first quarter of 2017.

We believe that the combination of operating cash flow and the approximately $223.2 million available under the Amended Credit Facility will fund all remaining costs relating to the completion of the Monarch Black Hawk Expansion.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects and future operations with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)

	Three months ended March 31,
	2018	2017
Revenues
Casino	$29,945	$41,310
Food and beverage	16,938	15,490
Hotel	6,363	5,640
Other	3,022	2,778
Gross revenues	56,268	65,218
Less promotional allowances	-	(11,804)
Net revenues	56,268	53,414

Operating expenses
Casino	10,696	17,680
Food and beverage	13,094	6,252
Hotel	3,499	2,208
Other	1,545	985
Selling, general and administrative	15,185	14,639
Depreciation and amortization	3,692	3,906
Loss on disposition of assets	-	18
Total operating expenses	47,711	45,688

Income from operations	8,557	7,726

Other expenses
Interest expense, net of amounts capitalized	(80)	(272)
Total other expense	(80)	(272)

Income before income taxes	8,477	7,454
Provision for income taxes	(1,736)	(2,582)
Net income	$6,741	$4,872

Earnings per share of common stock
Net income Basic	$0.38	$0.28
Diluted	$0.36	$0.27

Weighted average number of common shares and potential common shares outstanding
Basic	17,770	17,477
Diluted	18,710	18,021

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	March 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$29,368	$29,151
Receivables, net	5,574	6,925
Income taxes receivable	272	2,008
Inventories	3,244	3,335
Prepaid expenses	4,513	4,612
Total current assets	42,971	46,031
Property and equipment
Land	30,034	30,034
Land improvements	7,281	7,249
Buildings	193,286	193,286
Buildings improvements	24,781	24,745
Furniture and equipment	141,483	140,404
Construction in progress	65,909	48,834
Leasehold improvements	3,782	3,800
	466,556	448,352
Less accumulated depreciation and amortization	(201,038)	(197,638)
Net property and equipment	265,518	250,714
Other assets
Goodwill	25,111	25,111
Intangible assets, net	3,578	3,869
Deferred income taxes	3,544	3,544
Other assets, net	2,683	2,818
Total other assets	34,916	35,342
Total assets	$343,405	$332,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,718	$8,184
Construction accounts payable	11,217	5,823
Accrued expenses	27,797	25,406
Total current liabilities	47,732	39,413
Long - term debt	26,200	26,200
Total liabilities	73,932	65,613
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 17,792,384 outstanding at March 31, 2018;
17,759,446 outstanding at December 31, 2017
Additional paid-in capital	27,541	26,890
Treasury stock, 1,303,916 shares at March 31, 2018; 1,336,854 shares at	(17,658)	(18,123)
December 31, 2017
Retained earnings	259,399	257,516
Total stockholders' equity	269,473	266,474
Total liabilities and stockholders' equity	$343,405	$332,087

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF POST TO PRE ASC 606 ADOPTION
 (In thousands, unaudited)

	Three Months Ended March 31, 2018
	Pre ASC 606 Adoption	ASC 606 Changes		Post ASC 606 Adoption
Revenues
Casino	$43,706	$(13,761)	(a)(b)(c)(d)	$29,945
Food and beverage	15,485	1,453	(a)(d)(e)	16,938
Hotel	5,705	658	(a)(f)	6,363
Other	3,046	(24)	(a)(d)	3,022
Gross revenues	67,942	(11,674)		56,268
Less promotional allowances	(11,819)	11,819	(a)(e)	-
Net revenues	$56,123	$145	(b)(c)(e)(f)	$56,268

Operating expenses
Casino	$18,978	$(8,282)	(b)(c)(g)	$10,696
Food and beverage	6,171	6,923	(e)(g)	13,094
Hotel	2,526	973	(f)(g)	3,499
Other	1,014	531	(g)	1,545
Selling, general and administrative	15,185	-		15,185
Depreciation and amortization	3,692	-		3,692
Total operating expenses	47,566	145		47,711
Income from operations	$8,557	-		$8,557
Adjusted EBITDA (1)	$12,815	-		$12,815

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

(a)	Change as a result of reclassification of current period complimentaries at estimated retail price from promotional allowances to casino, food and beverage, hotel, spa and retail revenues.
(b)	Change as a result of reclassification of the earned and unused points during the period from casino expense to casino revenue.
(c)	Change as a result of reclassification of the wide area progressive system expense from casino revenue to casino expense.
(d)	Change as a result of the change of the casino floor bars menu prices and some retail outlets prices from discounted to retail price.
(e)	Change as a result of reclassification of the banquets service fees from food and beverage expense to food and beverage revenue.
(f)	Change as a result of reclassification of the groups rebate and commissions from hotel expense to hotel revenue.
(g)	Change as a result of the elimination of the reclassification journal entry that reclassified the costs of complimentaries from hotel, food and beverage and other expense categories to casino expense. Under ASC 606, the costs of complimentaries stay in the complimentaries revenue producing department.

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA (1)	$12,815	$12,115
Expenses:
Stock based compensation	(566)	(465)
Depreciation and amortization	(3,692)	(3,906)
Interest expense, net of amount capitalized	(80)	(272)
Loss on disposition of assets	-	(18)
Provision for income taxes	(1,736)	(2,582)
Net income	$6,741	$4,872

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.